Exhibit 99.1

FLO Alliance Selected to Develop Registered Traveler Solution for Huntsville International Airport

KIRKLAND, Wash. — March 20, 2007 — The FLO™ (Fast Lane Option) Alliance today announced it has been selected by Huntsville International Airport (HSV) to develop a FLO solution for the Transportation Security Administration’s (TSA) Registered Traveler (RT) program. This award paves the way for the FLO Alliance to obtain certification from the Department of Homeland Security and conform to standards set by the American Association of Airport Executives (AAAE) related to the RT program.

Serving 18 counties throughout two states, Huntsville International Airport is known for its outstanding customer service, state-of-the-art technology and customer convenience – a reputation that is sure to be enhanced by the development and implementation of FLO lanes. Huntsville International Airport, which is planning a $60 million expansion and renovation project, offers a substantial number of daily flights to such leading markets as Washington, D.C., Atlanta, Charlotte and Chicago.

“As we evaluated potential Registered Traveler partners, it became clear that the FLO Alliance offered a compelling combination of leading-edge technology and long-term marketing vision and shared our common operational approach, which focuses on customer service,” said Rick Tucker, Executive Director, Huntsville International Airport. “We anticipate implementing an RT program once the TSA has determined it will provide greater benefits for the traveler than simply going to the front of the line. Such benefits could include not removing shoes, coats or laptops. We want to help reduce the hassle factor for our passengers.”

According to Glenn Argenbright, President and General Manager of Registered Traveler Solutions for Saflink®, FLO’s founding company, “This is a great day for the FLO Alliance and a milestone for the Registered Traveler program. We are proud to be working with HSV on such an important opportunity. We’re looking forward to working with the travelers and administrators of Huntsville to shape the future of the FLO program. Together with our partners, we will use such feedback to improve product quality and identify new features and services to enhance the overall user experience.”

The TSA’s RT program is designed to allow individuals who voluntarily undergo an in-depth background check, provide biometric information (such as a fingerprint or iris scan) and pay an annual fee to take advantage of expedited security screening procedures at participating U.S. airports.

One of the key features of the RT initiative is the requirement for interoperability across participating airports and service providers. As a result, holders of other approved RT cards will be able to use the HSV FLO lane and, similarly, FLO cardholders can use their cards at RT lanes in other airports deploying an RT program. These standards of interoperability were designed as a collaborative effort between industry stakeholders, including FLO Alliance founding member Saflink, which co-edited the specification.

The FLO Alliance for Registered Traveler, initially formed in 2005, brings together industry leaders in technology, finance and facilities infrastructure and security systems, in addition to companies with broad experience marketing to businesses, consumers and the aviation industry. The Alliance’s solution provides for the complete Registered Traveler credentialing process and its operational use in airports. Built on the proven technologies of its members, the FLO Alliance RT architecture covers the enrollment of biographic and biometric information and identity verification of participating individuals; collection of program fees; production and issuance of secure, tamper-proof FLO credentials; installation, maintenance and management of authentication platforms within aviation facilities throughout the United States; and operations management and customer service for the nationwide subscription program.

About the FLO Alliance

The FLO program benefits from the participation of industry-leading companies that contribute their respective areas of expertise to develop, market, sell and deploy an end-to-end solution for the U.S. government’s Registered Traveler Program. The Alliance’s solution is designed to provide for the complete Registered Traveler credentialing process and its operational use in airports. The FLO Alliance’s biometrically secured FLO card would allow qualified individuals to take advantage of expedited security screening procedures in designated lanes at participating airports as well as promotional offers and discounts offered by retail partners. Companies participating in the FLO program include Saflink Corporation (NASDAQ:SFLK), Microsoft, JPMorgan Chase, Johnson Controls, Inc., Smiths Detection Inc., The Paradies Shops, International RAM, Expedia Corporate Travel and ID Technology Partners. For more information about the FLO program and Alliance, contact Luke Thomas, Saflink Executive Vice President, Registered Traveler Program, at 425.278.1253 or visit www.fastlaneoption.com.

NOTE: “Saflink” is a registered trademark and “FLO” is a trademark of Saflink Corporation. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

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Forward-looking information

Saflink has assembled and leads the Fast Lane Option (FLO) Alliance, a consortium of companies with extensive expertise in credentialing, security, access control, travel services, political lobbying, and corporate and consumer marketing. This release contains information about Saflink’s view of its future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors. For example, the FLO Alliance’s success depends on significant growth in the emerging Registered Traveler market and on broad acceptance of its Registered Traveler products and services in this market. Because Saflink believes the FLO Alliance’s principal source of revenue will be a portion of the annual fees travelers will pay to participate in the Registered Traveler program, the Alliance’s success will depend largely on the expansion of markets for Registered Traveler related products domestically and internationally. The Registered Traveler market is new and unproven and Saflink’s and the FLO Alliance’s ability to generate revenue will depend on the size of the market and the market’s acceptance of the FLO products and services. Saflink cannot accurately predict the future growth of this industry or the ultimate size of the Registered Traveler market. Even if the Registered Traveler products and related technology gain market acceptance, the FLO Alliance’s products may not achieve sufficient market acceptance or the market may not be sufficiently large to ensure its viability. Other factors include, but are not limited to, risks and uncertainties associated with Saflink’s financial condition, its ability to sell its products, its ability to compete with competitors and the growth of the security market, and those included in Saflink’s annual report on Form 10-K, as well as other documents Saflink periodically files with the Securities and Exchange Commission.

Saflink MEDIA CONTACT:

Sterling Communications, Inc.

Kevin Pedraja

(206) 388-5758

kpedraja@sterlingpr.com

Saflink INVESTOR RELATIONS CONTACT:

Investor Awareness, Inc.

Tony Schor

(847) 945-2222

tony@investorawareness.com